Exhibit 8.1

[Letterhead of]

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

[New York Office]

[•], 2018

[Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP]

Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

Ladies and Gentlemen:

We have acted as special tax counsel to Fortive Corporation, a Delaware corporation (“Fortive”), in connection with the proposed distribution by Fortive to its shareholders of stock of Stevens Holding Company, Inc., a Delaware corporation (“Newco”), which owns and operates certain aspects of Fortive’s automation and specialty business, and certain other related transactions (collectively, the “Separation”), followed by the merger of McHale Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Altra Industrial Motion Corp., a Delaware corporation (“Altra”), with and into Newco (the “Merger”).

In connection with the Separation and the Merger, Fortive is offering its shareholders the right to exchange shares of Fortive common stock for common stock of Newco pursuant to an exchange offer described in a registration statement of Newco on Form S-4 and Form S-1 filed with the Securities and Exchange Commission (the “SEC”) (including all amendments and exhibits thereto) (the “Registration Statement”), and, to the extent that such exchange offer is not fully subscribed, effecting a subsequent exchange offer and/or distributing pro rata to its shareholders any remaining common stock of Newco held by Fortive (such exchange offer(s) and pro rata distribution, if any, collectively, the “Split-Off”). This letter sets forth our opinion concerning the material U.S. federal income tax consequences of the Split-Off and the Merger (collectively, the “Transactions”).1

[1]

Unless otherwise indicated, all Section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018, by and among Fortive, Altra, Newco and Merger Sub.

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants made and information made available by representatives of Fortive, Newco, Altra and their respective subsidiaries, including the accuracy and completeness of all representations and covenants set forth in the certificate issued on (i) [•], 2018 by an officer of Fortive on behalf of Fortive and Newco, respectively (the “Fortive Officer’s Certificate”) and (ii) [•], 2018 by an officer of Altra on behalf of Altra and Merger Sub, respectively (the “Altra Officer’s Certificate” and, with the Fortive Officer’s Certificate, the “Officer’s Certificates”). We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in the following documents:

•	the Registration Statement;

•

the transaction agreements (including all schedules, exhibits or other attachments thereto) pursuant to which the Separation and the Transactions have been and will be effected (collectively, with the documents referred to in the preceding bullets and with the Officer’s Certificates, the “Transaction Documents”); and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties and information set forth in the Transaction Documents are true, correct and complete, and that such covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties and covenants made by representatives of Fortive, Newco, Altra and their respective subsidiaries, including those set forth in the Transaction Documents. We have assumed that the Separation and the Transactions will be consummated in the manner contemplated by the Registration Statement and the Transaction Documents. Our opinion further is expressly conditioned on the execution, at the time of the Transactions, by an appropriate officer of each of Fortive and Altra of certificates that include representations and covenants substantially similar to those contained in the Fortive Officer’s Certificate and the Altra Officer’s Certificate.

In rendering our opinion, we have considered applicable provisions of the Code, the Treasury Regulations promulgated thereunder (the “Treasury

Regulations”), pertinent judicial authorities, rulings of the Service, and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Transactions. It should also be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. The issues covered by this opinion are complex and, in certain instances, the relevant legal authorities are not directly on point in their application to the transaction at issue. Accordingly, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Transactions,” except for the assumptions that the Split-Off qualifies as a reorganization under Sections 368(a), 361 and 355 of the Code and the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code, it is our opinion that under current U.S. federal income tax law:

1. Fortive will recognize no income, gain or loss upon the Newco Contribution or the Split-Off.

2. Holders of Fortive common stock will recognize no income, gain or loss upon the receipt of Newco common stock in the Split-Off.

3. The basis of the shares of Newco common stock, including any fractional share received, in the hands of a holder of Fortive common stock who exchanges Fortive common stock for Newco common stock in the Split-Off will be, immediately after the Split-Off, the same as the basis of the Fortive common stock exchanged therefor.

4. In the event that Fortive undertakes a pro rata distribution of any remaining shares of Newco common stock pursuant to the Split-Off, the aggregate basis of (i) the Newco common stock, including any fractional share received, and (ii) the shares of Fortive common stock, each in the hands of a holder of Fortive common stock immediately after such distribution, will be the same as the aggregate basis of the shares of Fortive common stock held by such holder immediately before such distribution, allocated between the shares of Fortive common stock and Newco common stock in proportion to their relative fair market values immediately following such distribution.

5. Each Fortive stockholder’s holding period in the Newco common stock, including any fractional shares, received in an exchange offer pursuant to the Split-Off will include the holding period in the Fortive common stock exchanged therefor, provided that such Fortive common stock is held as a capital asset on the relevant exchange date.

6. In the event that Fortive undertakes a pro rata distribution of any remaining shares of Newco common stock pursuant to the Split-Off, each Fortive stockholder’s holding period in the shares of Newco common stock, including any fractional share, received in such distribution will include the holding period in the Fortive common stock with respect to which such shares of Newco common stock are received, provided that such Fortive common stock is held as a capital asset on the distribution date.

7. Newco will recognize no income, gain or loss upon the Merger.

8. A holder of Newco common stock will not recognize income, gain or loss upon the exchange of Newco common stock for Altra common stock in the Merger.

9. The basis of the Altra common stock, including any fractional shares deemed received, in the hands of a holder of Newco common stock who receives Altra common stock in the Merger will be, immediately after the Merger, the same as the basis of the Newco common stock exchanged therefor.

10. Each holder of Newco common stock’s holding period in the Altra common stock received in the Merger will include the holding period in the Newco common stock exchanged therefor, provided such Newco common stock is held as a capital asset on the date of the Merger.

11. A holder of a Newco common stock who receives cash in lieu of a fractional share of Altra common stock in the Merger will recognize gain or loss measured by the difference between the basis of the fractional share deemed to be received, as determined above, and the amount of cash received in lieu of such fractional share. Any gain or loss will be treated as a capital gain or loss, provided the fractional share of stock is held as a capital asset on the date of the Merger.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Separation, the Transactions or any other transaction or event contemplated by or referred to in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law. We consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,